Exhibit 10.1

TERMINATION AGREEMENT AND MUTUAL RELEASE

THIS TERMINATION AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into as of June 12, 2026 (the “Effective Date”), by and among Polomar Health Services, Inc., a Nevada corporation (“Polomar”), and Altanine, Inc., a Nevada corporation (“Altanine”), and, solely for purposes of Sections 4, 5 and 6 hereof, Pinata Holdings Inc., a Delaware corporation and wholly owned subsidiary of Altanine (“Pinata”). Polomar and Altanine are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties, together with Polomar Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Polomar (“Merger Sub”), entered into that certain Agreement and Plan of Merger dated as of July 23, 2025 (the “Original Merger Agreement”), providing for the merger of Merger Sub with and into Altanine, with Altanine surviving as a wholly owned subsidiary of Polomar (the “Contemplated Merger”);

WHEREAS, the Parties and Merger Sub entered into that certain First Amendment to Agreement and Plan of Merger dated as of October 8, 2025 (the “First Amendment”), which amended the Original Merger Agreement to change the Preferred Exchange Ratio (the Original Merger Agreement, as amended by the First Amendment, the “Merger Agreement”);

WHEREAS, the Parties had previously discussed a Second Amendment to Agreement and Plan of Merger dated April 30, 2026, but such Second Amendment was never executed by the Parties and is of no force or effect;

WHEREAS, Pinata and Polomar are parties to that certain intellectual property license arrangement (as in effect from time to time, the “Pinata IP License”), pursuant to which Pinata has licensed certain intellectual property to Polomar;

WHEREAS, the Parties have determined that the Contemplated Merger is no longer in the best interests of their respective companies and stockholders, and the Parties have therefore agreed to terminate the Merger Agreement on the terms and conditions set forth herein; and

WHEREAS, the Parties wish to memorialize their mutual termination of the Merger Agreement, the related mutual releases, and the termination of the Pinata IP License.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Merger Agreement. Effective as of the Effective Date, the Merger Agreement (including the Original Merger Agreement and the First Amendment) is hereby terminated by mutual agreement of the Parties pursuant to Section 7.1(a) of the Original Merger Agreement (or, to the extent such section is inapplicable, by mutual written consent under applicable law). The Merger Agreement shall be of no further force or effect, except as expressly provided in Section 3 hereof with respect to surviving provisions. The Parties acknowledge and agree that (i) neither the Contemplated Merger nor any of the transactions contemplated by the Merger Agreement shall be consummated, and (ii) all rights and obligations of the Parties and Merger Sub under the Merger Agreement (including, without limitation, any covenants, representations, warranties, conditions, and closing obligations) are terminated and shall have no further effect, in each case except as expressly provided in Section 3 hereof.

2. Acknowledgment Regarding Second Amendment. The Parties acknowledge and agree that the draft Second Amendment to Agreement and Plan of Merger dated April 30, 2026, was never executed and delivered by any Party and is of no force or effect. No provision of such draft Second Amendment shall be binding upon either Party, and neither Party shall have any rights or obligations thereunder.

3. Surviving Provisions of the Merger Agreement. Notwithstanding the termination of the Merger Agreement pursuant to Section 1 hereof, the following provisions of the Merger Agreement shall survive in accordance with their terms: (a) the confidentiality and non-disclosure obligations set forth in the Merger Agreement and any related confidentiality agreement or non-disclosure agreement between the Parties (which shall continue in full force and effect in accordance with their respective terms); and (b) any provision of the Merger Agreement that, by its terms, is expressly intended to survive termination of the Merger Agreement, including those provisions defined in Section 7.2 of the Merger Agreement. The provisions of this Section 3 shall be construed to give effect to the surviving provisions of the Merger Agreement and shall not be deemed to revive or reinstate any other provision of the Merger Agreement.

4. Termination of Pinata IP License. Polomar and Pinata, as the parties to the Pinata IP License, and Altanine hereby acknowledge and agree that the Pinata IP License shall terminate effective as of the Effective Date. Each of Polomar and Pinata hereby consents to such termination and acknowledges that, upon and after the Effective Date, (i) Polomar shall have no further rights to use the intellectual property previously licensed under the Pinata IP License except as may be separately agreed in writing with the holder of such intellectual property, and (ii) any obligations of Polomar to pay royalties, fees, or other consideration to Pinata under the Pinata IP License shall terminate. Pinata’s execution of this Agreement constitutes its agreement to, and confirmation of, such termination, and Pinata shall, upon Polomar’s reasonable request, execute and deliver any further instrument reasonably necessary to confirm the termination of the Pinata IP License. Notwithstanding the foregoing Polomar, through its wholly owned subsidiary, Polomar Specialty Pharmacy, LLC (“PSP”), shall have the right to sell, distribute or otherwise dispose of all inhalable sildenafil product currently in inventory through September 7, 2026.

5. Mutual Release of Merger-Related Claims. Effective as of the Effective Date, except for claims arising under or in connection with this Agreement:

(a) Polomar Release. Polomar, on behalf of itself and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies (including, for the avoidance of doubt, Merger Sub), companies under common control with any of the foregoing, assigns, directors, officers, affiliates, agents, and representatives (collectively, the “Polomar Releasing Parties”), hereby knowingly and voluntarily waives, releases and forever discharges Altanine and each of Altanine’s predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies (including, for the avoidance of doubt, Pinata), companies under common control with any of the foregoing, assigns, directors, officers, affiliates, agents, and representatives (collectively, the “Altanine Released Parties”), from any and all claims, liabilities, demands, costs, charges, expenses, actions, causes of action, judgments, and executions of any kind or nature, past, present, or future, known or unknown, suspected or unsuspected, arising out of, relating to, or in connection with the Merger Agreement, the Contemplated Merger, the negotiation thereof, or the termination thereof (collectively, the “Merger-Related Claims”).

(b) Altanine Release. Altanine, on behalf of itself and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies (including, for the avoidance of doubt, Pinata), companies under common control with any of the foregoing, assigns, directors, officers, affiliates, agents, and representatives (collectively, the “Altanine Releasing Parties”), hereby knowingly and voluntarily waives, releases and forever discharges Polomar and each of Polomar’s predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies (including, for the avoidance of doubt, Merger Sub), companies under common control with any of the foregoing, assigns, directors, officers, affiliates, agents, and representatives (collectively, the “Polomar Released Parties”), from any and all Merger-Related Claims.

(c) Scope of Release. The releases set forth in this Section 5 are limited to Merger-Related Claims and do not release, waive, or discharge any claims, rights, or obligations arising under or in connection with: (i) this Agreement; (ii) the Pinata IP License (until termination thereof in accordance with Section 4 hereof); (iii) any ordinary-course commercial relationship between the Parties (or their respective affiliates) that is independent of the Merger Agreement and the Contemplated Merger; or (iv) any confidentiality, non-disclosure, or similar obligations surviving pursuant to Section 3 hereof.

(d) Waiver of Unknown Claims. Each of the Polomar Releasing Parties and the Altanine Releasing Parties expressly waives, with respect to Merger-Related Claims, the provisions of any statute or principle of common law that would otherwise limit the effect of the foregoing releases to claims that are known or suspected to exist as of the Effective Date. Each Releasing Party acknowledges that it has had the opportunity to consult with counsel regarding the legal effect of this Section 5.

(e) Waiver of Other Claims. The Parties hereby acknowledge that other claims, whether known or unknown, may exist between the Parties not directly incurred in connection with the Contemplated Merger and the Parties agree that all such other claims are hereby waived and forever discharged. As consideration for the waiver and release set forth in this Section 5(e), Polomar shall pay to Altanine the aggregate sum of Thirty-Six Thousand Dollars ($36,000.00), payable in three (3) equal installments of Twelve Thousand Dollars ($12,000.00) each, on or before each of June 15, 2026, July 15, 2026, and August 15, 2026. In the event Polomar fails to pay any installment of the foregoing amount when due, and such failure continues for fifteen (15) days after written notice thereof from Altanine to Polomar, the waiver and release set forth in this Section 5(e) shall be voidable at the option of Altanine. Upon Altanine’s written notice of avoidance to Polomar, such waiver and release shall be null and void and of no further force or effect, and the claims described in this Section 5(e) shall be reinstated as though such waiver and release had never been given.

(f) No Assignment of Claims. Polomar, on behalf of itself and the other Polomar Releasing Parties, and each of Altanine and Pinata, on behalf of itself and the other Altanine Releasing Parties, represents and warrants that no such party has assigned, transferred, or conveyed, or purported to assign, transfer, or convey, to any person any claim released or waived under this Section 5.

6. Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that: (i) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery, and performance of this Agreement by such Party has been duly authorized by all necessary corporate action on its part, including, without limitation, the approval of its board of directors and any requisite stockholder approval; (iii) this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) the execution, delivery, and performance of this Agreement by such Party will not violate, conflict with, or result in a breach of any agreement, instrument, judgment, order, or decree to which such Party is a party or by which it is bound. Pinata, as to itself, hereby makes the representations and warranties set forth in clauses (i) through (iv) above as of the Effective Date.

7. Costs and Expenses. Each Party shall bear its own costs and expenses (including, without limitation, attorneys’ fees and accountants’ fees) incurred in connection with the negotiation of the Merger Agreement, the negotiation and execution of this Agreement, and the termination of the Merger Agreement. Neither Party shall have any obligation to reimburse the other Party for any such costs or expenses, and neither Party shall be entitled to recover any such costs or expenses from the other Party. The Parties acknowledge and agree that the cost allocation provided in this Section 7 is intended to effect a clean break between the Parties with respect to the costs of the Contemplated Merger and its termination.

8. No Admission of Liability. This Agreement is entered into for the purpose of resolving the Parties’ respective rights and obligations under the Merger Agreement and effecting an orderly termination thereof. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either Party, and the execution of this Agreement shall not constitute or be deemed to constitute any admission, finding, or evidence of any fact, liability, or wrongdoing.

9. Further Assurances. Each Party agrees to execute and deliver such additional documents, instruments, and agreements, and to take such additional actions, as may be reasonably necessary or appropriate to give full effect to the terms of this Agreement, including, without limitation, the termination of the Merger Agreement, the termination of the Pinata IP License, and the mutual releases set forth herein.

10. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to its choice of law principles. The Parties agree that any action or proceeding arising out of or relating to this Agreement shall be litigated solely and exclusively in the state or federal courts located in Clark County, Nevada, and the Parties hereby submit to the personal jurisdiction of such courts for purposes of any such action or proceeding.

11. Voluntary and Knowing Agreement. Each Party acknowledges that it has entered into this Agreement of its own free will, after having had the opportunity to consult with counsel of its choice, and that no promises or representations have been made to it by any person to induce it to enter into this Agreement other than the express terms set forth herein. Each Party further acknowledges that it has read this Agreement and understands all of its terms.

12. Severability. If any provision of this Agreement is held invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, shall not be affected and shall remain in full force and effect.

13. Entire Agreement. This Agreement, together with the surviving provisions of the Merger Agreement referenced in Section 3, sets forth the entire understanding of the Parties with respect to the termination of the Merger Agreement and the matters addressed herein, and supersedes any and all prior agreements, oral or written, relating to the subject matter hereof. No representations, warranties, or agreements have been made by either Party with respect to the subject matter of this Agreement except as expressly set forth herein.

14. Amendment. This Agreement may not be amended, modified, or waived except by a writing signed by both Parties.

15. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for the released parties named in Section 5 (who are intended third-party beneficiaries solely with respect to the releases in their favor), this Agreement is not intended to confer, and shall not be construed to confer, any rights or remedies upon any person other than the Parties.

16. Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. Delivery of an executed counterpart by facsimile or electronic transmission (including in PDF or similar format) shall be effective as delivery of an original executed counterpart.

17. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the addresses set forth on the signature page hereto, in the manner and with the effect as set forth in the Merger Agreement (which notice provision is hereby incorporated by reference for purposes of this Agreement, notwithstanding the termination of the Merger Agreement).

Signatures Appear on Following Page

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement and Mutual Release to be executed by their respective duly authorized officers as of the Effective Date.

POLOMAR HEALTH SERVICES, INC.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President

ALTANINE, INC.

By:	/s/ George Hornig
Name:	George Hornig
Title:	Chairman

PINATA HOLDINGS INC.

By:	/s/ Charles Andres
Name:	Charles Andres
Title:	Chief Executive Officer

Addresses for delivery of notice:

Polomar: Polomar Health Services, Inc.

32866 US Hwy. 19 N

Palm Harbor, FL 34684

Email: terrence.tierney@polomarhs.com

Altanine: Altanine, Inc.

10940 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024

Email: tpapp@altanine.com

Pinata: Pinata Holdings Inc., c/o Altanine, Inc.

10940 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024

Email: tpapp@altanine.com

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